UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2004

Arena Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-31161	23-2908305
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6166 Nancy Ridge Drive, San Diego California		92121
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 453-7200

Not Applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

On December 20, 2004, Arena Pharmaceuticals, Inc. entered into a Collaboration and License Agreement with Ortho-McNeil Pharmaceutical, Inc., a Johnson & Johnson company, to further develop compounds for the potential treatment of type 2 diabetes and other disorders. Under the agreement, the parties will collaborate exclusively with each other to further research and develop certain compounds that modulate an orphan GPCR referred to by Arena as 19AJ. Arena expects that the initial focus of the collaboration will be on two Arena-discovered small molecules in preclinical development. Ortho-McNeil will have exclusive worldwide rights to a specified number of compounds resulting from the collaboration.

Under the collaboration, Arena will receive an upfront payment of $17.5 million and could receive up to an additional $295 million for achievement of pre-specified development, approval and sales milestones for each compound developed under the collaboration. This includes development and approval milestones of up to $132.5 million for the first indication and $62.5 million for the second indication for each compound, and up to $100 million in sales milestone payments for each product resulting from the collaboration.  If a product is approved for sale, Arena is also eligible to receive low double digit royalties that will increase with increasing levels of worldwide sales of marketed products, subject to reduction to account for payments made by Ortho-McNeil to third parties for any required licenses and generic competition in certain circumstances. In addition, under the collaboration Ortho-McNeil will provide to Arena research funding of $4.8 million over the two-year term of the research program. Research under the collaboration will be overseen by committees with equal representation by the parties, with Ortho-McNeil having the final right to make certain decisions. Ortho-McNeil has the option to continue the research program for one additional year by paying additional research funding to Arena. Johnson & Johnson Pharmaceutical Research & Development LLC, an affiliate of Ortho-McNeil, will be responsible for future development and expenses for products resulting from the collaboration.

The agreement will continue until the expiration of Ortho-McNeil’s payment obligations for research funding, milestones and royalties, unless the agreement is terminated earlier by either party. Ortho-McNeil and Arena each have the right to terminate the agreement early if the other party commits an uncured material breach of its obligations.  Further, Ortho-McNeil may terminate the agreement without cause during the term of the research program, provided that in such event Ortho-McNeil will pay Arena the balance of its research funding obligation in a lump sum unless the termination is due to a change of control of Arena (as defined in the agreement), in which case Ortho-McNeil may terminate either the agreement or the research program under the agreement, without the payment of additional research funding to Arena.  At any time after the end of the research program, Ortho-McNeil may terminate the agreement by providing Arena at least 60 days prior written notice.  Upon termination of the agreement, all rights to the compounds developed under the collaboration will revert to Arena.

The parties have agreed to indemnify each other for certain losses incurred by the other under the agreement, including for such party’s practice of the license rights and breaches of representations of warranties, representations and covenants under the agreement.

Forward-Looking Statements

Certain statements in this report are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements relating to the activities expected to occur in connection with Arena’s collaboration with Ortho-McNeil, upfront, research, milestone and royalty payments to be received by Arena in connection with that collaboration, the potential of compounds identified as modulators of the 19AJ receptor for treating type 2 diabetes and other disorders, about future development of compounds or products resulting from the collaboration with Ortho-McNeil, as well as other statements that are not historical facts. For such statements, Arena claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from Arena’s expectations. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, risks related to the implementation of Arena’s collaboration with Ortho-McNeil, the timing, success and cost of research and clinical studies, and the timing and receipt of payments and fees, if any, from Ortho-McNeil. Additional factors that could cause actual results to differ materially from those stated or implied by Arena’s forward-looking statements are disclosed in Arena’s SEC reports, including Arena’s most recent quarterly report on Form 10-Q. These forward-looking statements represent Arena’s judgment as of the time of filing this report. Arena disclaims any intent or obligation to update these forward-looking statements, other than as may be required by applicable law.

Item 7.01               Regulation FD Disclosure.

Arena intends to hold its 2005 Annual Meeting of Stockholders on Monday, June 13, 2005, at 9:00 a.m. San Diego local time, at Arena’s offices located at 6150 Nancy Ridge Drive, San Diego, California 92121. Arena’s board of directors currently consists of nine directors.

Item 8.01               Other Events.

On December 21, 2004, Arena was notified by Ortho-McNeil that it selected two Arena-discovered compounds for further preclinical development under their collaboration, triggering a $2.5 million milestone payment for each selected compound, for a total of $5 million.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARENA PHARMACEUTICALS, INC.

Dated: December 23, 2004	By:	/s/ Steven W. Spector
Steven W. Spector
SVP, General Counsel & Secretary